ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on this 25th day of October, 2004, by and between Somerset CPAs, P.C., an Indiana professional corporation (the “Buyer”) and Somerset Financial Services, L.L.C., an Indiana limited liability company (the “Seller”).

RECITALS:

    A.        The Seller is engaged in the business of providing certain financial and consulting services, including certain services provided by certified public accountants, certified management accountants, certified valuation analysts, chartered financial consultants, certified life underwriters, and other professionals (the “Business”), which Business has been carried on by the Seller and the “Buyer Group” (the individual members of which are listed in Exhibit A attached hereto) as principals and employees of the Seller.

    B.        The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, substantially all of the assets owned by the Seller and used in the operation of the Business. In addition, Buyer desires to assume substantially all liabilities and obligations related to the operation of the Business.

    C.        First Indiana Corporation, an Indiana corporation and the manager of Seller (“First Indiana”), owns of record and beneficially one hundred percent (100%) of the issued and outstanding membership interests of the Seller.

    D.        Sections 13.16, 13.17 and 13.18 contain provisions regarding the definitions of capitalized terms used in this Agreement and the construction of this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and conditions contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Assets and Business

    Section 1.1.        Assets to be Purchased. On and subject to the terms and conditions contained in this Agreement, at the Closing, the Seller shall sell, convey, assign and transfer to the Buyer, and the Buyer shall purchase from the Seller, the following assets, properties and rights (other than the Excluded Assets as defined in Section 1.2 below) owned by the Seller and used or held for use in the conduct of, generated by, or constituting the Business as of the Closing (collectively, the “Assets”):

       (a)        all equipment, office equipment, office supplies, furniture, furnishings, leasehold improvements, computer hardware and software, machinery, vehicles, fixtures, and similar tangible personal property used or useful in the Business, including any such property purchased subject to any conditional sales or title retention agreement and all such items identified on Schedule 1.1(a);

       (b)        all accounts receivable and work in process, and all notes, bonds and other evidences of indebtedness of, and rights to receive payments from, any Person;

       (c)        all rights of the Seller in the names, “Somerset Financial Services” and “Somerset” and all derivations of either, and the goodwill associated therewith;

       (d)        all (i) patents, (ii) trademarks and service marks, and the goodwill associated therewith, (iii) trade names, assumed and fictitious names, and the goodwill associated therewith, and (iv) copyrights;

       (e)        all (i) trade secrets, (ii) computer programs and software (including flow charts, logic diagrams, object codes and source codes), (iii) inventions, ideas, research and development, know-how, formulas, compositions, processes, procedures, compilations, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, pricing and cost information, and business and marketing plans and proposals, and (iv) copies and tangible embodiments thereof (in whatever form or medium, including electronic media);

       (f)        all books, records, files, manuals and other similar materials, including, without limitation, advertising materials, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, patent disclosures, media materials and plates, accounting records, sales order files and litigation files (the “Business Records”);

       (g)        all telephone numbers, facsimile numbers, e-mail addresses, and web pages used in connection with the Business;

       (h)        any and all rights in, to and under non-competition and non-solicitation covenants, obligations and agreements received from present and former employees of the Seller or otherwise benefiting the Seller in any manner whatsoever, other than with respect to Marni McKinney, including but not limited to those identified on Schedule 1.1(h);

       (i)        any and all goodwill incident to, associated with, or otherwise related to the Business;

       (j)        all governmental licenses, permits, approvals, license applications, license amendment applications, and product registrations, to the extent permitted by applicable law;

       (k)        all prepaid expenses, including any expenses incurred in obtaining unfilled sales and customer orders included in the Assets, but excluding accrued expenses of the Seller associated with the sale of assets pursuant to this Agreement;

       (l)        all rights and choses in action relating to the Assets, including, without limitation, all rights in, to and under express or implied warranties, guaranties, indemnities, and representations relating to the Assets and Assumed Contracts (as defined below in Section 1.4) and all rights to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereof; and

       (m)        all other assets, rights and properties of every kind, character and description, including but not limited to that certain Sub-Lease Agreement by and between Seller and First Indiana Bank, National Association (“First Indiana Bank”) executed on March 15, 2003 (the “Real Estate Sub-Lease”), whether tangible or intangible, whether real, personal or mixed, and wherever located, and whether or not reflected on the books of the Seller, owned by the Seller or to which the Seller shall be entitled at the time of the Closing and used or held for use in the conduct of, generated by, or constituting the Business, other than the Excluded Assets; and

       (n)        all Assumed Contracts, including but not limited to, the Management Services Agreement by and between The Somerset Group, Inc. and Whipple & Company, PC, executed on January 20, 1998 and any amounts receivable thereunder.

    Section 1.2.        Excluded Assets. Notwithstanding the foregoing, the Assets purchased by the Buyer hereunder shall not include (collectively, the “Excluded Assets”):

       (a)        any cash and cash equivalents on hand and on deposit;

       (b)        any accounts receivable and notes, bonds and other evidences of indebtedness of, and rights to receive payments from, any director, officer, shareholder, member, manager or employee of the Seller or any Subsidiary or Affiliate of the Seller, other than (i) from the members of the Buyer Group or from Whipple & Company, PC or (ii) from First Indiana Bank under the Real Estate Sub-Lease referenced in Section 1.1(m) above;

       (c)        the entity minute books, ownership records, seals, certificates of existence, tax or informational returns, books of account and other records related to the entity organization of the Seller; or

       (d)        the rights to any claims for any federal, state, local, or foreign tax refunds or reduction of any Taxes due, including the Seller’s or First Indiana’s right to utilize any accrued expense or any loss arising from the sale of assets pursuant to this Agreement.

    Section 1.3.        Title to Assets to be Conveyed. Seller shall sell, assign and convey any right, title and interest which it has in the Assets, subject to the following: (i) liens for Taxes, assessments and other governmental charges not yet due or delinquent; and (ii) any security interests, mortgages, liens, consents and other encumbrances securing obligations expressly assumed by the Buyer pursuant to this Agreement.

    Section 1.4.        Assignment and Assumption of Contracts. The Seller shall assign to the Buyer all of its rights, and the Buyer shall assume, pay when due, and perform all of the obligations of the Seller existing as of or arising after the Closing Date under the following (the “Assumed Contracts”):

       (a)        The lease, dated November 27, 2000, and as amended by the First Amendment to Agreement of Lease on February 26, 2003, between the Seller and River Crossing East Two, LLC (the “Landlord”), providing for the lease by the Seller of the real estate and premises commonly known as Suites 300 and 250 of Two River Crossing, 3925 River Crossing Boulevard, Indianapolis, Indiana (the “Real Estate Lease”), and the Seller and the Buyer shall pursue a consent to assignment of the Real Estate Lease with the Landlord, reasonably satisfactory to each of the Seller and the Buyer. The parties acknowledge that First Indiana is a guarantor of Seller’s obligations under the Real Estate Lease (the “Guaranty”) and that Buyer is under no obligation to secure the release of the Guaranty;

       (b)        All leases of personal property (if any) used by the Seller in the ordinary course of the Business;

       (c)        All agreements and contracts for the purchase by the Seller of goods, inventories, supplies or services to be used in the Business, including, without limitation, unfilled purchase orders and commitments, entered into by the Seller in the ordinary course of business and outstanding as of the Closing Date;

       (d)        All agreements and contracts for the sale by the Seller of goods, products or services by the Business, including, without limitation, unfilled sales or customer orders and commitments in outstanding contracts and bids for the sale of goods or services, entered into by the Seller in the ordinary course of business and outstanding as of the Closing Date; and

       (e)        Those agreements identified on Schedule 1.4.

    Section 1.5.        Third Party Consents. To the extent that the Seller’s rights under any Assumed Contract may not be assigned without the consent of another Person and such consent has not been obtained prior to the Closing, this Agreement shall not constitute an obligation of the Seller to assign such rights if an assignment without the consent of such third Person would constitute a breach thereof or adversely affect the rights of the Buyer or the Seller under such Assumed Contract, and any assignment by the Seller to the Buyer of any rights under any such Assumed Contract that requires the consent of a third Person shall be made subject to such consent being obtained. In the event that any such consent is not obtained prior to the Closing, the Buyer, shall continue to use its best efforts to obtain such consent as promptly as possible after the Closing, and the Seller shall cooperate with the Buyer in any lawful and economically feasible arrangement designed to provide to the Buyer the Seller’s rights and benefits under such Assumed Contract; provided, however, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such rights and benefits (including but not limited to liability for failure to obtain such consent) if the Buyer (i) actually received the enjoyment of such benefits and (ii) would have been responsible therefor if such consent had been obtained at the time of Closing.

    Section 1.6.        Liabilities to be Assumed. Subject to the terms and conditions contained in this Agreement, at the Closing, the Buyer shall assume, and agrees to timely pay, discharge and perform, all obligations or liabilities of Seller and the Business, other than those set forth in Section 1.7 below, relating to or arising out of the Business of the Seller, the Assets or Assumed Contracts and existing at or arising on or after the Closing (the “Assumed Liabilities”), including but not limited to:

       (a)        all trade accounts payable by the Seller to vendors and suppliers for goods and services incurred by the Seller in the regular and ordinary course of the Business in accordance with the terms of the this Agreement;

       (b)        all current liabilities of the Seller whether or not incurred in the regular and ordinary course of the Business, to the extent that such liabilities remain unpaid as of the Closing;

       (c)        all other liabilities, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due or to become known, resulting from the operation of the Business prior to Closing, including but not limited to:

    (i)        any personal service or professional liability, any product liability or similar claim for injury or damage to person or property or other loss, regardless of when made or asserted, which arises for any reason whatsoever, including but not limited to negligence, professional malpractice, intentional wrong, fraud, breach of contract, or arises out of or is based upon any express or implied representation, warranty, agreement, or guarantee made by the Seller, or alleged to have been made by the Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or products sold or leased by or on behalf of the Seller, including, without limitation, any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for damages of any kind whatsoever, including but not limited to punitive damages, consequential damages or lost profits or revenue;

    (ii)        any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, manager, member, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, manager, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise, and whether such indemnification is pursuant to any statute, charter document, by-law, agreement, operating agreement or otherwise);

    (iii)        any liability or obligation arising prior to, on or after the Closing to any employees, agents or independent contractors of the Seller, whether or not employed by the Buyer after the Closing, or under any collective bargaining agreement, Employee Benefit Plan or other benefit arrangement, other than certain liabilities under either the 1998 or 2002 stock incentive plans of First Indiana or the 1998 stock incentive plan of The Somerset Group, Inc. as set forth below in Section 1.8; or

    (iv)        any claim resulting from or related to the operation of the Business, whether made before or after the Closing Date, against the Seller, First Indiana, the Buyer Group or the Buyer alleging damage to the environment or any liability for environmental clean-up costs, or any liabilities for damage to the environment or for environmental clean-up costs arising out of occurrences, circumstances or actions commencing or in existence on or prior to the Closing Date; and

       (d)        any and all liabilities and obligations with respect to the Assumed Contracts or otherwise expressly assumed by the Buyer elsewhere in this Agreement.

    Section 1.7.        Liabilities Not Assumed. It is expressly understood and agreed that the Buyer shall not assume and shall not be liable for the following liabilities: (a) inter-company liabilities, obligations, indebtedness, contracts or commitments of the Seller to First Indiana or First Indiana Bank, including, but not limited to, those set forth on Schedule 1.7; (b) liabilities and obligations of Seller incurred in connection with the performance of this Agreement, such as the indemnity obligations set forth below in Section 11.2 and Seller’s obligation to pay its own expenses as set forth below in Section 13.1; (c) any Taxes owed by Seller or First Indiana other than those identified in Sections 3.3 and 3.4 below; and (d) any liabilities incurred as a result of First Indiana taking action as the Manager of Seller without any knowledge of any member of the Buyer Group and not incurred in the normal or customary operation of the Business, such as any guarantee of indebtedness of First Indiana or First Indiana Bank.

    Section 1.8.        Stock Options. Subject to the terms and conditions contained in this Agreement, at the Closing, the Buyer shall assume, and agrees to timely pay, discharge and perform, all obligations or liabilities of the Seller and the Business relating to or arising from the stock option agreements identified in Schedule 1.4. The Buyer shall not assume and shall not be liable for the settlement of the stock options outstanding under the stock option agreements identified in Schedule 1.8 (the “Vested Options”) to the extent the Vested Options are exercised in accordance with their terms before or within three months after Closing. However, the Buyer shall assume, and agrees timely to pay, any and all other obligations and liabilities of the Seller and the Business relating to or arising from the Vested Options. Nothing in this section shall be construed as providing the grantees under the stock option agreements identified in Schedules 1.4 and 1.8 any rights in additions to those provided under such agreements.

        Section 1.9. Condition of Assets. The Buyer acknowledges that it has had an opportunity to inspect the physical condition of all equipment and other personal property included in the Assets and agrees that all such assets are being acquired hereunder in their “AS IS” condition and “WITH ALL FAULTS”. THE SELLER HAS NOT AND IS NOT MAKING ANY WARRANTIES WITH RESPECT TO SUCH ASSETS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY AND ALL WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY EXCLUDED AND DISCLAIMED BY THE SELLER. Further, the Buyer acknowledges that it has had access to and the right to review and inspect the Business Records and Assumed Contracts related to the Business, and that the Buyer is relying on its own knowledge and experience with respect to such matters and not upon any representations or warranties of the Seller with respect to such matters except as expressly set forth in this Agreement.

ARTICLE II

Purchase Price; Method of Payment

    Section 2.1.        Purchase Price. In consideration for the sale, assignment and transfer of the Assets to the Buyer by the Seller, in addition to the Buyer’s assumption of the Assumed Liabilities pursuant to Section 1.6, the Buyer shall pay to the Seller, subject to the terms and conditions contained in this Agreement, the amount of Six Million Dollars ($6,000,000) (the “Purchase Price”).

    Section 2.2.        Payment of Purchase Price. Subject to the terms and conditions contained in this Agreement, the Buyer shall pay the Purchase Price to the Seller at the Closing by a certified or bank cashier’s check, or by wire transfer of immediately available funds to such account as the Seller shall designate, the sum of Six Million Dollars ($6,000,000).

    Section 2.3.        Allocation of Purchase Price. The Seller and Buyer shall agree to an allocation to the Assets of the Purchase Price and Assumed Liabilities as set forth on Schedule 2.3 and shall prepare and complete all of their respective income tax returns and reports, including IRS Form 8594, on a basis consistent with such allocations and shall not take a position before any taxing authority or in any judicial proceeding that is in any way inconsistent with such allocations.

    Section 2.4. Dividend of Cash and Cash Equivalents. The Buyer covenants and agrees that prior to Closing, Seller may pay dividends to First Indiana equal to the cash and cash equivalents on hand and on deposit amounting to approximately Five Million Six Hundred Thousand Dollars ($5,600,000), but in no event less than Five Million Four Hundred Thousand Dollars ($5,400,000), including the dividend of Four Million Four Hundred Thousand Dollars ($4,400,000) paid on September 27, 2004, and any dividends paid since that date (collectively, the “Dividends”). In the event Seller chooses not to pay the entire amount available under the Dividends, Seller shall have the right to keep the cash and cash equivalents as set forth in Section 1.2(a) above; provided that such cash and cash equivalents on hand at the time of Closing together with the Dividends paid shall not be less than Five Million Four Hundred Thousand Dollars ($5,400,000).

ARTICLE III

Additional Covenants and Agreements

    Section 3.1.        Employees. The Seller shall terminate all of its employees engaged in conducting the Business on the Closing Date, and, at the Closing, the Buyer shall assume any wages, salaries, bonuses, deferred compensation, severance pay, vacation pay, disability pay, sick pay, retirement benefits, insurance benefits or other compensation or employee benefits to which the present or former employees of the Seller are or were entitled.

    Section 3.2.        Employee Benefit Plans. At the Closing, the Buyer shall adopt as its own all Employee Benefit Plans of Seller (other than the Somerset Employee Stock Purchase Plan), including but not limited to, (i) the Somerset Financial Services, L.L.C., a Subsidiary of First Indiana Corporation, Profit Sharing and 401(k) Savings Plan (the “401(k)”); (ii) Somerset Financial Services, L.L.C. Flexible Benefit Plan (the “FSA”); (iii) Somerset Financial Services, L.L.C. Health Insurance Plan (the “Health Plan”); (iv) Somerset Financial Services, L.L.C. Dental Insurance Plan (the “Dental Plan”); (v) Somerset Financial Services, L.L.C. Term Life Insurance Plan (the “Term Life Plan”); (vi) Somerset Financial Services, L.L.C. Supplemental Life Insurance Plan (the “Supplemental Life Plan”); (vii) Somerset Financial Services, L.L.C. Short-Term Disability Insurance Plan (the “Short-Term Disability Plan”); (viii) Somerset Financial Services, L.L.C. Long-Term Disability Insurance Plan (the “Long-Term Disability Plan,” and together with the 401(k), the Health Plan, the Dental Plan, the Term-Life Plan, the Supplemental Life Plan, and the Short-Term Disability Plan, collectively, the “Plans”), and shall assume all liability for the funding of the Plans to provide the benefits thereunder (including unfunded past service costs) and all other obligations of the Seller thereunder which are to be performed after the Closing. For all payroll withholding and Employee Benefit Plan purposes, and for purposes of all stock option, incentive bonus and similar arrangements, it is intended that all employees of the Seller at the time of the Closing will cease at such time to be employees of, and will be deemed at such time to have separated from the service of, and terminated their employment and continuous status with the Seller and the Affiliates. At the Closing, the Seller shall assign to the Buyer all of the Seller’s right, title and interest in, to and under the Plans, the Buyer shall accept such assignment, and the parties shall take all reasonable action necessary to effect such assignment and transfer, to consent to such assignment and to agree that after the Closing the Buyer shall be treated as the employer for all purposes under the Plans. The Buyer shall assume any obligation or liability of the Seller under ERISA, the IRC or other applicable law or regulation, any agreement with or indemnification of any Fiduciary based on any act or omission occurring or liability accruing prior to the Closing, or any obligation or liability for the payment of benefits which exceed those properly determinable under the provisions of the Plans. Furthermore, the Buyer shall assume any liability of the Seller by reason of the complete or partial withdrawal of the Seller from the Plans or any other multiemployer plan pursuant to ERISA §4201. The parties shall take all action necessary to terminate Somerset’s Stock Purchase Plan as of the Closing.

        If any Plan otherwise to be assigned and transferred to Buyer was also established, sponsored, or maintained by First Indiana or a First Indiana Affiliate, other than Seller, the assignment or transfer of such Plan to Buyer shall be limited to those current or former employees of Seller who worked or are working in the Business. In addition, as of Closing, each member of the Buyer Group shall withdraw from participation in, and release any interest held in, any Employee Benefit Plan of First Indiana or a First Indiana Affiliate. Furthermore, Buyer shall cause its employees to withdraw from participation and release interest in any Employee Benefit Plan of First Indiana or a First Indiana Affiliate, without any continuing liability to First Indiana or a First Indiana Affiliate.

        To the extent that any provisions of this Section 3.2 conflict with Section 1.8 above, the provisions of Section 1.8 shall prevail.

    Section 3.3.        Property Taxes. Notwithstanding Section 1.6, the Seller shall be liable for all real and personal property taxes and assessments attributable to the Assets (the “Property Taxes”) which are due and payable prior to and on the Closing Date, and the Buyer shall be liable for all such Property Taxes which become due and payable after the Closing Date. The Buyer shall pay when due and indemnify and hold harmless the Seller and First Indiana from and against all such Property Taxes which become due and payable after the Closing Date.

    Section 3.4.        Transfer Taxes. The Buyer shall pay and hold harmless the Seller and First Indiana from and against any and all sales and use taxes, documentary taxes, and other transfer taxes and fees arising out of the transfer of the Assets to the Buyer, except to the extent the Buyer has paid such amounts to Seller for payment of such taxes. The Buyer shall provide to the Seller any appropriate resale exemption certificates.

ARTICLE IV

Closing

    Section 4.1.        Date, Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on October 25, 2004, at 10:00 a.m. (Indianapolis, Indiana, time), at the offices of Bose McKinney & Evans LLP, located at 2700 First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, or on such other date and at such other time and place as the Seller and the Buyer shall mutually agree upon. The date of the Closing is referred to in this Agreement as the “Closing Date.” Subject to the provisions of Section 12.1(f), the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

    Section 4.2.        Deliveries by Seller at Closing. At the Closing, the Seller shall deliver to the Buyer:

       (a)        All deeds, bills of sale, assignments, and other instruments of conveyance, assignment and transfer, duly executed by the Seller and dated as of the Closing Date, necessary to transfer to the Buyer all of Seller’s right, title and interest to the Assets as required by Section 1.3, including, without limitation:

(i) A Bill of Sale, substantially in the form of Exhibit B attached hereto, of all of the Assets to the Buyer; and

(ii) An Assignment and Assumption of Agreement of Lease, substantially in the form of Exhibit C attached hereto;

       (b)        An Assignment and Assumption Agreement, substantially in the form of Exhibit D attached hereto, duly executed by the Seller, providing for the assignment of the Assumed Contracts to the Buyer pursuant to Section 1.4;

       (c)        All consents, releases, opinions, agreements, instruments, certificates, and other documents required by Article VIII to be delivered to the Buyer at or before the Closing (if not already delivered to or obtained by the Buyer prior to the Closing); and

       (d)        Full possession of all of the Assets, including, without limitation, all Business Records.

    Section 4.3.        Deliveries by Buyer at Closing. At the Closing, the Buyer shall deliver to the Seller:

      (a)        The sum of Six Million Dollars ($6,000,000) in accordance with Sections 2.1 and 2.2;

       (b)        The Liabilities Assumption Agreement, substantially in the form of Exhibit E attached hereto, duly executed by the Buyer, providing for the assumption by the Buyer of the Assumed Liabilities pursuant to Section 1.6;

       (c)        An Assignment and Assumption Agreement, substantially in the form of Exhibit D attached hereto, duly executed by the Buyer, providing for the assumption by the Buyer of the Assumed Contracts pursuant to Section 1.4;

       (d)        An Assignment and Assumption of Agreement of Lease, substantially in the form of Exhibit C attached hereto, duly executed by the Buyer, providing for the assumption by the Buyer of the Real Estate Lease pursuant to Section 1.4; and

       (e)        All consents, opinions, agreements, instruments, certificates, and other documents required by Article IX to be delivered to the Seller at or before the Closing (if not already delivered to the Seller before the Closing).

ARTICLE V

Representations and Warranties of Seller

        The Seller represents and warrants to the Buyer as follows:

    Section 5.1.        Organization. The Seller is a limited liability company duly organized and validly existing under the laws of the State of Indiana and has all requisite power and authority to conduct its business as now conducted by it and to own or use all assets and properties presently owned or used by it.

    Section 5.2.        Authority and Validity. The Seller has all requisite power and authority to execute, deliver, and fully perform this Agreement, and the Other Seller Agreements. The execution, delivery, and performance of this Agreement and the Other Seller Agreements by the Seller have been duly authorized by all requisite company and member action. This Agreement has been, and the Other Seller Agreements will be, duly executed and delivered on behalf of the Seller by duly authorized officers of the Seller, and this Agreement constitutes, and the Other Seller Agreements (when executed and delivered) will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, or by general principles of equity.

    Section 5.3.        Noncontravention. The execution, delivery and performance of this Agreement and the Other Seller Agreements by the Seller do not and will not, with or without the giving of notice or the passage of time, or both: (i) violate the Articles of Organization or Operating Agreement of the Seller; or (ii) violate any Law.

    Section 5.4.        Consents. No consent, approval, license or authorization of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by First Indiana or, to the knowledge of Seller, Seller, or, if required, will have been obtained prior to the Closing.

    Section 5.5. Litigation. To the knowledge of the Seller, there is no litigation, arbitration, investigation or other proceeding pending against or threatened against or otherwise affecting, the Seller which, if determined adversely to the Seller, would prohibit the consummation by the Seller of the transactions contemplated by this Agreement. The Seller is not subject to, or in violation of, any judgment, order, writ, injunction, decree or award of any court, arbitrator or other Governmental Authority which prohibits the consummation by the Seller of the transactions contemplated by this Agreement.

    Section 5.6.        Subsidiaries. To the knowledge of the Seller, the Seller does not own, directly or indirectly, any shares of stock or other ownership or investment interests in any Subsidiary which are included in the Assets, other than publicly-traded securities representing less than 10% of the total outstanding securities or ownership interests of such corporation or other entity.

ARTICLE VI

Representations and Warranties of Buyer

        The Buyer represents and warrants to the Seller as follows:

    Section 6.1.        Organization. The Buyer is a professional corporation, duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to conduct its business as now conducted by it and to own or use all assets and properties presently owned or used by it.

    Section 6.2.        Authority and Validity. The Buyer has all requisite corporate power and authority to execute, deliver and fully perform this Agreement and the Other Buyer Agreements. The execution, delivery, and performance of this Agreement by the Buyer have been duly authorized by all requisite corporate action. This Agreement has been, and the Other Buyer Agreements will be, duly executed and delivered on behalf of the Buyer by duly authorized officers of the Buyer, and this Agreement constitutes, and the Other Buyer Agreements (when executed and delivered) will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or similar law affecting the enforcement of creditors’ rights, generally, or by general principles of equity.

    Section 6.3.        Noncontravention. The execution, delivery and performance of this Agreement and the Other Buyer Agreements do not and will not, with or without the giving of notice or the passage of time, or both: (i) violate the Articles of Incorporation or By-Laws of the Buyer; (ii) violate any Law; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, or create in any party the right to accelerate, terminate, or modify the existing rights or obligations of the Buyer under any loan agreement, indenture, lease, license, or other agreement, instrument, commitment or understanding, oral or written, to which the Buyer is a party or by which it is bound, or to which any of its assets is subject.

    Section 6.4.        Consents. No consent, approval, license or authorization of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any of the Other Buyer Agreements by the Buyer, or, if required, will have been obtained prior to the Closing.

    Section 6.5.        Litigation. There is no litigation, arbitration, investigation or other proceeding pending against or, to the best knowledge of the Buyer, threatened against or otherwise affecting, the Buyer which, if determined adversely to the Buyer, would prohibit the consummation by the Buyer of the transactions contemplated by this Agreement. The Buyer is not subject to, or in violation of, any judgment, order, writ, injunction, decree or award of any court, arbitrator or other Governmental Authority which prohibits the consummation by the Buyer of the transactions contemplated by this Agreement.

        Section 6.6. Administration of Employee Benefit Plans of Seller. Buyer Group and employees of the Business have been responsible for the past administration of the Employee Benefit Plans of Seller. First Indiana and its Affiliates had no responsibility for the past administration of the Employee Benefit Plans of Seller. There is no litigation, arbitration, investigation or other proceeding pending against or, to the best knowledge of the Buyer, threatened against or otherwise related to the Employee Benefit Plans of the Seller or the administration thereof.

ARTICLE VII

Covenants of Parties Before Closing

    Section 7.1.        General. From the date of this Agreement until the Closing, the Seller and the Buyer shall each use its best efforts to take all actions and do all things necessary to consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of all conditions to the Closing required to be satisfied by it.

    Section 7.2.        Notices and Consents. As promptly as practicable after the execution of this Agreement: (i) the Buyer shall use its best commercially reasonable efforts to obtain any consents from third Persons that are necessary to consummate the transactions contemplated by this Agreement and the Seller shall cooperate with the Buyer as required by Section 1.5 above; and (ii) the Seller and the Buyer shall each give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement. In addition, Buyer shall take responsibility to obtain the paperwork necessary to assign and transfer Seller’s Employee Benefit Plans to Buyer.

    Section 7.3.        Conduct of Business in Ordinary Course.

       (a)        Affirmative Covenants. From the date of this Agreement until the Closing, the Seller shall:

    (i)        conduct the Business of the Seller only in the ordinary course of business other than payment of the Dividends as set forth in Section 2.4 above and the payment of any inter-company liabilities, obligations, indebtedness, contracts or commitments of the Seller as set forth on Schedule 1.7 attached hereto;

    (ii)        maintain the necessary cash and cash equivalents to allow for payment of the Dividends as set forth in Section 2.4 and the payment of the inter-company liabilities, obligations, indebtedness, contracts or commitments of the Seller as set forth on Schedule 1.7 attached hereto;

    (iii)        maintain, keep and preserve its assets and properties in good condition and repair and maintain adequate insurance thereon consistent with its past practices (except that at the request and expense of the Buyer, the Seller shall increase the amount of such insurance as requested by the Buyer);

    (iv)        with respect to the Business, use its commercially reasonable best efforts to: (i) preserve intact the current business organization of the Seller, (ii) keep available the services of the current officers, employees, and agents of the Seller, and (iii) maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Seller; and

(v) cooperate with the Buyer in its efforts to obtain financing of the Purchase Price.

       (b)        Negative Covenants. From the date of this Agreement to the Closing, the Seller shall not, without the Buyer’s prior written consent:

    (i)        merge or consolidate with any other corporation, partnership, limited liability company, or other entity, or obligate itself to do so, or issue any new membership interests or issue or create any warrants, options, convertible securities, or other commitments pursuant to which any additional membership interests may be authorized, issued, or transferred from treasury; or

    (ii)        enter into any contract, agreement, commitment or other understanding or arrangement not in the ordinary course of its business or which may not be terminated upon less than 30 days’ notice without any penalty or consideration.

    Section 7.4.        Access to Premises and Information. From the date of this Agreement until the Closing, the Seller shall, upon reasonable notice and during regular business hours, provide to First Indiana and to the Buyer and their legal counsel, accountants, and other representatives with full access to all premises, properties, personnel, books, records, contracts, and documents related to the Business or the Assets, and the Seller shall furnish First Indiana and the Buyer with copies of all such documents and such other information relating to the affairs of the Business as either may from time to time request.

    Section 7.5.        Notice of Changes. From the date of this Agreement until the Closing, each party shall give prompt written notice to the other party of any development causing any of its representations and warranties contained in this Agreement to be untrue; provided, however, that no such notice by any party pursuant to this Section 7.5 shall be deemed to amend or supplement such party’s representations and warranties contained in this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by such party, without the written consent of the other party.

    Section 7.6.        Financing. The Buyer shall use its best efforts to obtain whatever financing is necessary to consummate the transactions contemplated by this Agreement.

        Section 7.7. Insurance. The Buyer shall obtain professional errors and omissions liability insurance, which insurance shall contain at least $3,000,000 in aggregate liability coverage with a maximum of a $250,000 deductible. Such insurance shall name Seller as an additional insured under the policy with respect to claims arising from any acts or omissions prior to Closing for a minimum of six (6) years after the Closing.

        Section 7.8. Real Estate Sub-Lease. The Buyer and First Indiana Bank shall have mutually agreed to an amendment to the Real Estate Sub-Lease to provide that either party may terminate the Real Estate Sub-Lease on 120 days notice and to provide that Buyer will continue to have ingress and egress rights through the sublet space consistent with the past practice of Seller and First Indiana Bank.

ARTICLE VIII

Conditions Precedent to Performance by Buyer

        The obligations of the Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in whole or in part:

    Section 8.1.        Representations and Warranties True at Closing. All of the representations and warranties of the Seller in this Agreement or in any Other Seller Agreements shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at the time of the Closing, other than representations and warranties that expressly refer to a specified time.

    Section 8.2.        Satisfaction of Covenants. The Seller shall have performed and complied with in all material respects all covenants and obligations required by this Agreement or the Other Seller Agreements to be performed or complied with by them prior to the Closing. All documents required to be delivered to the Buyer at or before the Closing pursuant to Section 4.2 or otherwise pursuant to this Agreement shall have been delivered to the Buyer, and the form and content of all such documents shall be reasonably satisfactory to the Buyer and its legal counsel.

    Section 8.3.        No Adverse Proceedings. As of the Closing Date, no litigation, legal action, suit, arbitration, investigation, claim, proceeding, injunction, order, decree, or judgment shall be made, entered, pending, or threatened against the Seller, the Buyer or the Buyer Group, which may enjoin or prevent the consummation of the transactions contemplated by this Agreement.

    Section 8.4.        Closing Certificate. The Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by the manager of the Seller, certifying, in such detail as the Buyer may reasonably request, that the conditions specified in Sections 8.1 through 8.4 of this Agreement have been fully satisfied.

    Section 8.5.        Certified Resolutions. The Seller shall have delivered to the Buyer copies of resolutions duly adopted by the sole member and manager of the Seller, in such form as shall be reasonably satisfactory to the Buyer, authorizing the execution, delivery and performance of this Agreement and all Other Seller Agreements and all other corporate action necessary or proper to consummate the transactions contemplated by this Agreement, which copies of such resolutions shall be certified as true and correct by the manager of the Seller.

    Section 8.6.        Certificate of Existence. The Seller shall have delivered to the Buyer a certificate of existence with respect to the Seller from the Secretary of State of the State of Indiana, dated within ten (10) days before the Closing Date.

    Section 8.7.        Opinion of Counsel. The Buyer shall have received from Bose McKinney & Evans LLP, legal counsel for the Seller, a written opinion dated as of the Closing Date, substantially in the form of Exhibit F attached hereto. In rendering such opinion, such legal counsel may rely on (i) certificates of governmental officials, and

(ii) certificates and affidavits of officers of the Seller as to matters of fact, provided that all such certificates and affidavits are attached to the opinion letter of such legal counsel delivered to the Buyer.

    Section 8.8.        Buyer Consents. Each of the consents specified in Schedule 8.8 attached hereto shall have been obtained by the Buyer and must be in full force and effect as of the Closing.

    Section 8.9.        Additional Documents. The Seller shall have delivered to the Buyer all other instruments and documents as the Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Seller, (ii) evidencing the performance by the Seller of, or the compliance by the Seller with, any covenant or obligation required to be performed or complied with by the Seller, (iii) evidencing the satisfaction of any condition referred to in this Article VIII, or (iv) otherwise facilitating the consummation or performance of the transactions contemplated by this Agreement.

ARTICLE IX

Conditions Precedent to Performance By Seller

        The obligations of the Seller under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in whole or in part:

    Section 9.1.        Representations and Warranties are True at Closing. All of the representations and warranties of the Buyer contained in this Agreement or in any Other Buyer Agreements shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at the time of the Closing, other than representations and warranties that expressly refer to a specified time.

    Section 9.2.        Satisfaction of Covenants. The Buyer shall have performed and complied with in all material respects all covenants and obligations required by this Agreement or the Other Buyer Agreements to be performed or complied with by the Buyer on or before the Closing. The Buyer shall have paid the Purchase Price to the Seller pursuant to Sections 2.1 and 2.2; Seller, pursuant to Section 2.4, shall be satisfied, in its sole judgment, that the Seller has cash and cash equivalents on hand and on deposit, together with the Dividends paid, amounting to not less than Five Million Four Hundred Thousand Dollars ($5,400,000); and all documents required to be delivered to the Seller or First Indiana at or before the Closing pursuant to Section 4.3 or otherwise pursuant to this Agreement shall have been delivered to the Seller, and the form and content of all such documents shall be reasonably satisfactory to the Seller and its legal counsel.

    Section 9.3.        No Adverse Proceedings. As of the Closing Date, no litigation, legal action, suit, arbitration, investigation, claim or proceeding, injunction, order, decree, or judgment shall be made, entered, pending, or threatened against the Seller, the Buyer or the Buyer Group, which may enjoin or prevent the consummation of the transactions contemplated by this Agreement.

    Section 9.4.        Closing Certificate. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, signed by the President of the Buyer, certifying, in such detail as the Seller may reasonably request, that the conditions specified in Sections 9.1 through 9.3 have been satisfied.

    Section 9.5.        Certified Resolutions. The Buyer shall have delivered to the Seller copies of resolutions duly adopted by the Buyer, in such form as shall be reasonably satisfactory to the Seller, authorizing the execution, delivery, and performance of this Agreement and the Other Buyer Agreements and all other corporate action necessary or proper to consummate the transactions contemplated by this Agreement, which copies of such resolutions shall be certified as true and correct by the Secretary of the Buyer.

    Section 9.6.        Certificate of Existence. The Buyer shall have delivered to the Seller a certificate of existence with respect to the Buyer from the Secretary of State of the State of Indiana, dated within ten (10) days before the Closing Date.

    Section 9.7.        Opinion of Counsel. The Seller shall have received from Bingham McHale LLP, legal counsel for the Buyer, a written opinion, dated as of the Closing Date, substantially in the form of Exhibit G attached hereto. In rendering such opinion, such legal counsel may rely on (i) certificates of governmental officials, and (ii) certificates and affidavits of officers of the Buyer as to matters of fact, provided that all such certificates and affidavits are attached to the opinion letter of such legal counsel delivered to the Seller.

    Section 9.8.        Additional Documents. The Buyer shall have delivered to the Seller all other instruments and documents as the Seller may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Buyer, (ii) evidencing the performance by the Buyer of, or the compliance by the Buyer with, any covenant or obligation required to be performed or complied with by the Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article IX, or (iv) otherwise facilitating the consummation or performance of the transactions contemplated by this Agreement.

ARTICLE X

Post-Closing Covenants

    Section 10.1.        Discharge of Business Obligations. After the Closing, the Seller shall pay and discharge on a timely basis all liabilities, debts and obligations of the Seller not assumed by the Buyer pursuant to this Agreement.

    Section 10.2.        Preservation of Books and Records. For a period of six (6) years after the Closing Date, the Seller and the Buyer shall each preserve all books and records possessed or to be possessed by them relating to the assets, liabilities or business of the Business on or prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, upon prior reasonable written request specifying the need therefor and during regular business hours, each party shall provide the other party with access to such books and records in its possession relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other party shall have the right to make copies of such books and records; provided, however, that such right of access and to copy books and records shall be subject to all confidentiality covenants contained in this Agreement. After such six (6)-year period, all of such books and records may be destroyed, except those books and records which either party specifically requests to be retained, in which event the cost of storing and delivering such retained books and records shall be borne by the party requesting them to be retained.

    Section 10.3.        Seller’s Change of Name. After the Closing Date, the Seller shall not use, directly or indirectly, the name “Somerset Financial Services,” “Somerset” or any name similar thereto. At or prior to the Closing, the Seller shall have taken all necessary action, other than making any necessary governmental filings, to change its name effective as of the Closing Date to another name bearing no similarity to “Somerset Financial Services” or “Somerset,” and shall within two Business Days after the Closing, make such filings as may be necessary to change the name of the Seller and withdraw or terminate any assumed business name filings which include or are similar to “Somerset Financial Services” or “Somerset,” including, without limitation, an amendment to the Articles of Organization of the Seller.

ARTICLE XI

Survival of Representations, Warranties and
Covenants; Indemnification

    Section 11.1.        Survival of Representations, Warranties and Covenants.

       (a)        All representations and warranties of and by the Seller and the Buyer contained in this Agreement (including the indemnification obligations of the parties under Sections 11.2(a) and 11.3(a) for breaches of representations and warranties) or in any Other Seller Agreement or Other Buyer Agreement shall survive the Closing and shall continue in full force and effect forever thereafter, subject only to any applicable statutes of limitations.

       (b)        All covenants and obligations of the Seller and the Buyer contained in this Agreement or in any Other Seller Agreement or Other Buyer Agreement shall survive the

Closing and shall continue in full force and effect for the time period expressly specified for the performance of such covenant or obligation, and all covenants and obligations for which no time period for performance is expressly specified shall survive the Closing and shall continue in full force and effect, subject only to any applicable statutes of limitations, except that:

(i) the covenants and obligations of the parties set forth in Article VII shall be deemed to be conditions to the Closing and shall not survive the Closing; and

    (ii)        the indemnification obligations of the parties under Sections 11.2(a) and 11.3(a) for breaches of representations and warranties shall survive the Closing for the periods set forth in paragraph (a) of this Section 11.1.

       (c)        The right of any party to indemnification, payment of damages, or other remedy based upon such representations, warranties, covenants and obligations shall not be impaired or otherwise affected by any investigation conducted by such party prior to the Closing or by the fact that such party knew or had reason to know prior to the Closing of the inaccuracy of or non-compliance with any such representation, warranty, covenant or obligation.

    Section 11.2.        Indemnification by Seller. The Seller shall indemnify and hold harmless the members of the Buyer Group and the Buyer and its officers, directors, employees, agents, attorneys, advisors, representatives, and their respective successors and assigns (collectively, the “Buyer Indemnitees”), from and against, and shall pay or reimburse the Buyer Indemnitees for, any and all losses, liabilities, damages (including punitive, incidental and consequential damages), diminution in value, obligations, claims, proceedings, fines, deficiencies and expenses (including reasonable attorneys’ and accountants’ fees and disbursements incurred in the investigation or defense of any of the foregoing or in the enforcement or assertion of their indemnity rights hereunder), whether or not involving a third party claim (collectively, the “Losses”), arising out of, resulting from, or in connection with:

       (a)        Any inaccuracy of any representation or breach of any warranty made by the Seller in this Agreement or in any Other Seller Agreement (including any allegations by any third Person that, if true, would mean that the Seller has breached any of its representations or warranties);

       (b)        Any failure by the Seller to perform or comply with any covenant or obligation contained in this Agreement or in any Other Seller Agreement (including any allegations by any third Person that, if true, would mean that the Seller has failed to perform or comply with any of its covenants or obligations);

       (c)        Any debt, liability or obligation of the Seller not assumed by the Buyer pursuant to this Agreement or with respect to assets of the Seller not purchased by the Buyer pursuant to this Agreement as identified above in Section 1.7;

       (d)        Any Taxes owed by Seller or First Indiana other than those identified in Sections 3.3 and 3.4 above; and

       (e)        Any broker’s or finder’s fee or other commission resulting from any services alleged to have been rendered to or at the request of Seller or First Indiana with respect to this Agreement or any of the transactions contemplated by this Agreement.

    Section 11.3.        Indemnification by Buyer. The Buyer shall indemnify and hold harmless the Seller and First Indiana and its direct and indirect subsidiaries, and any of their officers, directors, members, managers, employees, agents, attorneys, advisors, and representatives, and their respective successors and assigns (collectively, the “Seller Indemnitees”), from and against, and shall pay or reimburse the Seller Indemnitees for, any and all losses, liabilities, damages (including punitive, incidental and consequential damages), diminution in value, obligations, claims, proceedings, fines, deficiencies and expenses (including reasonable attorneys’ and accountants’ fees and disbursements incurred in the investigation or defense of any of the foregoing or in the enforcement or assertion of their indemnity rights hereunder), whether or not involving a third party claim (collectively, the “Losses”), arising out of, resulting from, or in connection with:

       (a)        Any inaccuracy of any representation or breach of any warranty made by the Buyer in this Agreement or in any Other Buyer Agreement (including any allegations by any third Person that, if true, would mean that the Buyer has breached any of its representations or warranties);

       (b)        Any failure by the Buyer to perform or comply with any covenant or obligation contained in this Agreement or in any Other Buyer Agreement (including any allegations by any third Person that, if true, would mean that the Buyer has failed to perform or comply with any of its covenants or obligations);

       (c)        Any debt, liability or obligation of the Seller or First Indiana assumed by the Buyer pursuant to this Agreement, including but not limited to the Assumed Liabilities, the Assumed Contracts and the Guaranty;

       (d)        Any liability of the Seller, First Indiana or any other Person (i) for any Taxes resulting or arising from the operation of the Business by Buyer after the Closing, other than Taxes arising in connection with the transactions contemplated by this Agreement, or (ii) under the Worker Adjustment and Retaining Notification Act resulting from Seller’s termination of its employees in accordance with Section 3.1 of this Agreement or Buyer’s employment of such employees on or after the Closing;

       (e)        (i) Any product shipped or service performed by or on behalf of the Seller prior to or on the Closing Date or by the Buyer on or subsequent to the Closing Date, and (ii) any act, omission, event, state of facts or other condition by or on behalf of the Seller, prior to or on the Closing Date and not specifically excluded above by Sections 1.2, 1.7, or 1.8, or by the Buyer on or subsequent to the Closing Date; and

       (f)        Any broker’s or finder’s fee or other commission resulting from any services alleged to have been rendered to or at the request of the Buyer with respect to this Agreement or any of the transactions contemplated by this Agreement.

    Section 11.4.        Notice of Indemnification. Any party seeking indemnification (the “Indemnified Party”) from any other party (the “Indemnifying Party”) with respect to any matter pursuant to Sections 11.2 or 11.3 herein shall notify the Indemnifying Party of the existence of its claim for indemnification (the “Claim”), setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party’s right to indemnification (the “Notice of Claim”); provided, however, that the Indemnified Party shall not be entitled to any indemnification with respect to any Claim unless such Notice of Claim is given to the Indemnifying Party prior to or on the thirtieth (30th) day after the expiration of the applicable survival period for such Claim set forth in Section 11.1 with respect to the survival of representations, warranties, covenants and obligations.

    Section 11.5.        Other Indemnification Provisions. The indemnification provisions contained in this Article XI are in addition to, and not in derogation of, any statutory, equitable, or common law remedy which any party may have for any breach of representation, warranty, or covenant.

    Section 11.6.        Insurance Proceeds. The amounts for which the Indemnifying Party shall be liable to the Indemnified Party under this Article XI shall be reduced by the amount of any insurance proceeds received by the Indemnified Party in connection with any Claim.

ARTICLE XII

Termination of Agreement

    Section 12.1.        Termination Events. This Agreement may be terminated prior to or at the Closing:

       (a)        By the mutual written consent of the Buyer and the Seller;

       (b)        By the Buyer, by notice given to the Seller prior to or at the Closing, if: (i) any representation or warranty made by the Seller in this Agreement or in any Other Seller Agreement is inaccurate in any material respect as of the date when made; or (ii) the Seller fails to perform and comply with in any material respect any covenant or obligation required to be performed or complied with by it by this Agreement or Other Seller Agreement;

       (c)        By the Buyer, by notice given to the Seller prior to or at the Closing, if any condition set forth in Article VIII has not been satisfied as of the Closing Date or if the satisfaction of any such condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement), and the Buyer has not waived such condition on or before the Closing Date;

       (d)        By the Seller, by notice given to the Buyer prior to or at the Closing, if: (i) any representation or warranty made by the Buyer in this Agreement or in any Other Buyer Agreement is inaccurate in any material respect as of the date when made; or (ii) the Buyer fails to perform and comply with in any material respect any covenant or obligation required to be performed or complied with by it by this Agreement or Other Buyer Agreement;

        (e)        By the Seller, by notice given to the Buyer prior to or at the Closing, if any condition set forth in Article IX has not been satisfied as of the Closing Date or if the satisfaction of any such condition is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement), and the Seller has not waived such condition on or before the Closing Date; or

       (f)        By either the Buyer or the Seller, by notice given by the terminating party to the other party, if the Closing has not occurred (other than through the failure of the terminating party to comply fully with its obligations under this Agreement) on or before December 31, 2004, or such later date as the parties may agree upon.

    Section 12.2.        Effect of Termination.

       (a)        If this Agreement is terminated by either party in accordance with Section 12.1, except as expressly provided otherwise in this Section 12.2, all further obligations of the parties under this Agreement shall terminate, except that the obligations set forth in Sections 13.1, 13.3 and 13.7 shall survive the termination of this Agreement.

       (b)        If this Agreement is terminated by either party in accordance with Section 12.1, the non-terminating party shall have no liability to the terminating party by reason of such termination, unless the non-terminating party willfully fails to perform or comply with in any material respect any covenant or obligation required to be performed or complied with by it by this Agreement, or unless any representation or warranty of the non-terminating party in this Agreement was known by the non-terminating party to be inaccurate in any material respect as of the date of this Agreement, in which events the terminating party’s right to pursue all legal remedies shall survive such termination of this Agreement unimpaired, and without limiting the generality of the foregoing, the terminating party shall be entitled to enforce all legal and equitable remedies available and to recover all costs and expenses incurred by the terminating party in connection with the negotiation, preparation, performance and enforcement of this Agreement, including reasonable attorneys’ and accountants’ fees and disbursements.

       (c)        If either party terminates this Agreement not in accordance with Section 12.1, the non-terminating party shall be entitled to enforce all legal and equitable remedies available and to recover all costs and expenses incurred by the non-terminating party in connection with the negotiation, preparation, performance and enforcement of this Agreement, including reasonable attorneys’ and accountants’ fees and disbursements.

       (d)        Except as expressly provided otherwise in paragraph (b) of this Section 12.2, each party’s right of termination under Section 12.1 is in addition to any other rights that it may have under this Agreement or otherwise, and the exercise of the right of termination of this Agreement will not constitute an election of remedies.

ARTICLE XIII

Miscellaneous Provisions

    Section 13.1.        Expenses. Except as provided otherwise in this Agreement (including, without limitation, Section 12.2), whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall pay its own fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the related agreements and documents referred to herein, and the consummation of all transactions contemplated by this Agreement, including, without limitation, all attorneys’, accountants’, investment bankers’ and financing fees. In the event of the termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

    Section 13.2.        Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing except for such written information as shall have been approved in writing as to form and content by both the Buyer and the Seller; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law, regulation or any listing or trading agreement concerning its publicly-traded securities, including without limitation, a press release and the filing of 8-K reports by First Indiana regarding this Agreement, in which case the disclosing party shall use its reasonable efforts to allow the other party the opportunity to review and comment on such disclosure prior to making such disclosure.

    Section 13.3.        Confidentiality. Unless and until the Closing has been consummated, the parties shall maintain in confidence, and shall cause their respective directors, officers, members, managers, employees, agents and advisors to maintain in confidence, all information and documents obtained in confidence from another party in connection with this

Agreement or the transactions contemplated hereby, whether obtained before or after the date of this Agreement, and shall not use any of such information or documents to the detriment of another party, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) such information is required to be disclosed under applicable law or by legal proceedings. If the transactions contemplated herein are not consummated, each party will return to the other party such written information and documents, and copies thereof, as the other party may reasonably request.

    Section 13.4.        Further Assurances. The Seller shall, whether before, at, or after the Closing, execute, acknowledge, and deliver such deeds, assignments, conveyances, instruments of transfer, documents, and other assurances, and shall take such other actions consistent with the terms of this Agreement as may be reasonably requested by the Buyer. If requested by the Buyer, the Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of the Buyer any claims, rights, or benefits that are transferred to the Buyer by this Agreement and that require the prosecution or enforcement in the Seller’s name; provided, however, that any such prosecution or enforcement shall be solely at the Buyer’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Seller.

    Section 13.5.        No Third Party Beneficiaries. Except as expressly provided otherwise herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

    Section 13.6.        Notices. Except as expressly provided otherwise in this Agreement, any notice, request, claim or other communication required to be given pursuant to this Agreement shall be in writing and shall be either: (i) delivered personally to the party to be notified, (ii) sent by registered or certified United States Mail, first-class postage prepaid, return receipt requested, to the party to be notified at such party’s address specified below, (iii) delivered by an overnight delivery courier service to the party to be notified at such party’s address specified below, or (iv) transmitted by facsimile to the party to be notified at such party’s facsimile number specified below:

If to the Seller or First Indiana, to:	With a copy to:

Robert H. Warrington, President First Indiana Corporation 2800 First Indiana Plaza 135 North Pennsylvania Street Indianapolis, Indiana 46204 (317) 269-1290 (facsimile)	David A. Butcher, Esq. Bose McKinney & Evans LLP 2700 First Indiana Plaza 135 North Pennsylvania Street Indianapolis, Indiana 46204 (317) 223-0123 (facsimile)

If to the Buyer or Buyer Group, to:	With a copy to:

Patrick J. Early, President Somerset CPAs, P.C. 3925 River Crossing Parkway Third Floor Indianapolis, Indiana 46240 (317) 208-1200 (facsimile)	David R. Prechtel, Esq. Bingham McHale LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204 (317) 236-9907 (facsimile)

Any such notice shall be deemed to have been given as of the earlier of: (a) the date of actual receipt of such notice, or (b) the third Business Day following the date on which the mail containing such notice is posted if sent by certified or registered United States Mail, or (c) the first Business Day after such notice is delivered to an overnight delivery courier service for delivery to the address specified above for the party to be notified, or (d) the date of the confirmed transmission of any notice by facsimile. Any party to this Agreement may designate a different address or facsimile number to which notices are to be sent to such party by notifying all other parties to this Agreement as to such different address or facsimile number in the manner set forth above in this Section.

    Section 13.7.        No Finders. The Seller warrants to the Buyer, and the Buyer warrants to the Seller and First Indiana, that they have not incurred any obligation or liability, contingent or otherwise, to pay any broker’s or finder’s fees, commissions, or other similar fees by reason of any act done by them in connection with the transactions contemplated by this Agreement.

    Section 13.8.        Entire Agreement. This Agreement, together with all Exhibits attached hereto and any and all other Schedules attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, written or oral.

    Section 13.9.        Amendments and Waivers. No supplement, modification, or amendment of any provision of this Agreement shall be binding unless executed in writing by all of the parties to this Agreement. No provision of this Agreement shall be deemed to have been waived unless such waiver is executed in writing by the party waiving such provision. No waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement. No waiver of any breach or violation of any provision of this Agreement shall constitute a waiver of any subsequent breach of such provision.

    Section 13.10.        Severability. If any provision of this Agreement is held or declared to be unenforceable, invalid or void, then such provision shall be deemed to be severable from the remaining provisions of this Agreement, and such declaration or holding shall in no way impair or affect the validity or enforceability of the remaining provisions of this Agreement, which shall then be construed as if such invalid or unenforceable provision were omitted.

    Section 13.11.        Controlling Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

    Section 13.12.        Consent to Jurisdiction. Each of the parties hereto submits and consents to the jurisdiction of any state or federal court of competent jurisdiction located in Marion County, Indiana, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, waives any defense of inconvenient forum to the maintenance of any action or proceeding in such court, and agrees that service of process upon it in any such action or proceeding shall be effective if mailed by registered or certified mail to it at its address specified in Section 13.6. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. However, nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law.

    Section 13.13.        Remedies. All rights and remedies provided in this Agreement shall be cumulative and in addition to all other rights and remedies now or hereafter available at law or in equity or by any other agreement or contract, or otherwise. No delay in exercising any right or remedy, nor any single or partial exercise of any right or remedy, shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

    Section 13.14.        Enforcement. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or violation of any provision of this Agreement, then, in addition to any and all other remedies which may be available, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties all costs and expenses, including reasonable attorneys’ fees, paid or incurred in such action or proceeding.

    Section 13.15.        Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. No party may assign this Agreement or its rights or obligations hereunder without the prior written consent of all other parties hereto; provided, however, that the Buyer may, without the consent of the Seller or First Indiana, assign any or all of its rights hereunder to one or more of its Affiliates and/or designate one or more of its Affiliates to perform its obligations hereunder (in which event the Buyer shall nonetheless remain responsible for the performance of all of its obligations hereunder).

    Section 13.16.        Definitions. Certain capitalized terms used in this Agreement shall have the meanings assigned to such terms by parenthetic reference throughout this Agreement. In addition, except where the context of their use clearly requires a different interpretation, the following terms used in this Agreement shall have the following meanings:

        “Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any other Person owning or controlling 10% or more of the outstanding voting interests of such Person, (iii) any officer, director, manager or general partner of such Person, or (iv) any other Person who is an officer, director, manager, general partner, trustee, or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purpose of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such a Person, whether through the ownership of voting securities, by contract or otherwise.

        “Agreement” means this Asset Purchase Agreement, as amended from time to time.

        “Business Condition” means, with respect to any Person, the business, financial condition, earnings, cash flow, operations, properties, or prospects of such Person.

        “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Indiana or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

        “Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

        “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

        “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

        “Fiduciary” has the meaning set forth in ERISA §3(21).

        “GAAP” means generally accepted accounting principles and practices recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof in effect from time to time.

        “Governmental Authority” means any government or any nation, state, province, commonwealth, territory, possession, county, parish, town, township, village, municipality, or other political subdivision thereof, or any governmental department, commission, board, bureau, agency, or other Person or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including any court or arbitration panel, whether now or hereafter constituted or existing.

        “IRC” means the Internal Revenue Code of 1986, as amended, or any successor law.

        “Multiemployer Plan” has the meaning set forth in ERISA §3(37).

        “Other Buyer Agreements” means the Liabilities Assumption Agreement, the Assignment and Assumption of Agreement of Lease, the Assignment and Assumption Agreement and any other agreements, instruments, certificates and documents required to be executed by or on behalf the Buyer pursuant to this Agreement.

        “Other Seller Agreements” means the Bill of Sale, the Assignment and Assumption of Agreement of Lease, the Assignment and Assumption Agreement and any other agreements, instruments, certificates and documents required to be executed by or on behalf the Seller pursuant to this Agreement.

        “Person” (whether or not capitalized) means and includes a natural person, corporation, limited partnership, general partnership, limited liability company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government, agency, or political subdivision thereof.

        “Schedule” means the Schedules attached hereto, as amended from time to time in accordance with this Agreement.

        “Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

        “Taxes” means any and all federal, state, local, and foreign income, gross receipts, real property, personal property, including but not limited to Property Taxes, sales,

use, transfer, value added, franchise, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental, customs duties, withholding, social security, unemployment, disability, alternative or add-on minimum, and other taxes of any kind whatsoever, including any and all deficiencies, assessments, charges, interest and penalties related thereto.

    Section 13.17.        Accounting Terms. All accounting and financial terms used in this Agreement shall have the meanings given to such terms in accordance with GAAP, except as expressly provided otherwise in this Agreement.

    Section 13.18.        Rules of Construction.

       (a)        The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings of Articles, Sections, Subsections, and paragraphs in this Agreement are for descriptive purposes only and shall not control, alter, or otherwise affect the meaning, scope or intent of any provisions of this Agreement. Except as expressly provided otherwise in this Agreement, any reference to an Article, Section, Subsection, Exhibit or Schedule shall mean and refer to an Article, Section, Subsection, Exhibit or Schedule of this Agreement. Except where the context of their use clearly requires a different interpretation, wherever they appear in this Agreement: (i) singular terms shall include the plural, and masculine terms shall include the feminine or neuter, and vice versa, to the extent necessary to give the defined terms or other terms used in this Agreement their proper meanings; (ii) the terms “herein,” “hereof,” “hereunder,” “hereto,” “hereinafter,” “hereinbefore,” and similar words shall mean and refer to this Agreement in its entirety and not to any specific Article, Section, Subsection, or paragraph of this Agreement; and (iii) the word “including” shall mean “including, without limitation.”

       (b)        An individual will be deemed to have “knowledge” or to be “aware” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Seller shall be deemed to have “knowledge” of a particular fact or other matter only if either Robert H. Warrington, President of First Indiana, or William J. Brunner, Vice President, Chief Financial Officer and Treasurer of First Indiana, has knowledge of such fact or other matter.

       (c)        The parties intend that each representation, warranty, covenant and obligation contained herein shall have independent significance.

       (d)        It is understood that the actions taken by the Seller under this Agreement are taken by First Indiana as sole member and manager of the Seller.

    Section 13.19.        Incorporation by Reference. All Schedules and Exhibits identified herein are hereby incorporated herein by this reference.

    Section 13.20.        Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of such counterparts together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or multiple counterparts thereof, each of which is deemed to be an original, on the date first above written.

SELLER:

SOMERSET FINANCIAL SERVICES, L.L.C.

By: First Indiana Corporation, its Sole Member and Manager

	By:	/s/ Robert H. Warrington
Robert H. Warrington, President

BUYER:

SOMERSET CPAs, P.C.

By:	/s/ Patrick J. Early

Its: President